UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):June 13, 2007

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TRANSTECH SERVICES PARTNERS INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-52657	20-5426668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Fifth Avenue, Suite 30H New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 629-3710

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 30, 2007, TransTech Services Partners Inc. (the “Company”) completed its initial public offering (“IPO”) of 4,500,000 of its units (“Units”). Each Unit consists of one share of common stock, $.0001 par value per share (“Common Stock”), and one warrant (“Warrants”) to purchase one share of Common Stock.

Prior to the closing of the IPO, the Company consummated a private placement (the “Private Placement”) of an aggregate of 1,191,667 warrants to TSP, Ltd., a Company stockholder, generating gross proceeds of $1,430,000.

On June 13, 2007, the Company completed the closing of the sale of 675,000 Units, which were subject to the underwriters’ over-allotment option. The 5,175,000 Units sold in the IPO, including the 675,000 Units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating total gross proceeds of $41,400,000. A total of $40,754,500 (or approximately $7.88 per unit) of the net proceeds from the Private Placement and the IPO were placed in a trust account established for the benefit of the public stockholders of the Company.

On June 13, 2007, the Company announced that the holders of the Company’s Units may separately trade the Common Stock and Warrants commencing on June 20, 2007 and that the Units will continue trading on the Over-The-Counter Bulletin Board under the symbol “TTSPU.” Once separated, the Common Stock and the Warrants will be quoted on the Over-The-Counter Bulletin Board under the symbols “TTSPJ” and “TTSPW,” respectively.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits
	Exhibit 99.1	Press Release, dated June 13, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2007	TRANSTECH SERVICES PARTNERS INC.

By: /s/ Suresh Rajpal
Name: Suresh Rajpal
Title: President and Chief Executive Officer